Exhibit 10.1.10

December 16, 2014
Dear Executive:
This letter specifies certain terms applicable to your Fiscal Year 2015 performance-based Restricted Stock Units (“FY 2015 RSUs”) in the event your employment is terminated due to your death, Disability, or for any other reason (other than for cause) prior to October 22, 2015 (an “Eligible Termination”). Capitalized terms not otherwise defined in this letter have the meanings assigned to such terms in the Costco Wholesale Corporation (the “Company”) Sixth Restated 2002 Stock Incentive Plan (the “Plan”).
The Compensation Committee of the Board of Directors has set performance goals for the FY 2015 RSUs. If the performance goals are not achieved, your FY 2015 RSUs automatically will be cancelled and terminate without the payment of any consideration to you. In the event you experience an Eligible Termination and the Compensation Committee of the Company’s Board of Directors determines that the performance goals established for your FY 2015 RSUs have been achieved, you will receive the Shares underlying your FY 2015 RSUs, subject to Section 12.1 of the Plan and the October 2014 RSU Award Agreement, including (without limitation) the long service and quarterly vesting provisions applied for terminations. Any FY 2015 RSUs that do not become issuable pursuant to the terms of this letter automatically shall be cancelled and terminate without the payment of any consideration to you.
For example, if the Compensation Committee were to approve a grant of 21,000 FY 2015 RSUs, you have attained 30 years of service prior to October 22, 2014, and you experience an Eligible Termination (other than due to your death) on February 16, 2015, you would be eligible to receive 14,350 Shares (14,000 Shares (2/3 times 21,000), plus 350 Shares (20% of 7,000 (21,000 minus 14,000) multiplied by 1/4)), if the performance goals established for your FY 2015 RSUs are achieved. The remaining 6,650 Shares automatically would be cancelled.
Shares that become issuable will be delivered after the Compensation Committee’s certification of the performance results established for your FY 2015 RSUs and in accordance with the Company’s established practices for settling the first anniversary vesting installment associated with performance-based RSUs, but in no event later than December 31, 2015.
For purposes of Code section 409A, each vesting installment that may be delivered to you pursuant to your FY 2015 RSUs shall be treated as a separate payment and the right to a series of installment payments pursuant to your FY 2015 RSUs shall be treated as the right to a series of separate and distinct payments.
By accepting the FY 2015 RSUs, you acknowledge your agreement with the terms in this letter and you acknowledge and agree that your FY 2015 RSUs will be subject to the terms and conditions of the Plan and the terms and conditions set forth in the form of Restricted Stock Unit Award Agreement attached to this letter (the “RSU Agreement”), except as otherwise expressly provided herein.
Thank you for your hard work and continued contribution to the success of the Company.

Sincerely,

COSTCO WHOLESALE CORPORATION

/s/ ROBERT E. NELSON
Robert E. Nelson
Vice President
Financial Planning & Investor Relations